EXHIBIT 23.2

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 6 to Form S-1 Registration Statement under the Securities Act of 1933 on Form S-3 (SEC File No. 333-166526), of our report dated February 24, 2014 relating to the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013 of NeoGenomics, Inc. (the “Company”) which appear in the Company’s Annual Report on Form 10K for the year ended December 31, 2015, and the reference to us under the heading “Experts” in the prospectus.

/s/ Kingery & Crouse, P.A.
Kingery & Crouse, P.A.

Tampa, Florida

April 29, 2016